UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2003

ELECTROGLAS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-21626	77-0336101

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, CA 95138

(Address of principal executive offices)

Registrant’s telephone number, including area code:	(408) 528-3000

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

Effective July 15, 2003, Electroglas, Inc. (the “Registrant”) sold its lines of software products and related components and modules within the Design for Manufacturing (“DFM”) and Fab Solutions units (the “Business”) marketed under the brand names “Camelot,” “Merlin” and “YieldManager,” as well as the source scripts marketed under the brand names “YieldManager Real Time” and “Yield Mask” and other related assets used in the Business (collectively, the “Assets”). The Assets were sold to FEI Company, an Oregon corporation (“FEI”) pursuant to that certain Asset Purchase Agreement between FEI, FEI Asia Corporation, an Oregon corporation and wholly owned subsidiary of FEI (“FEI Asia”), FEI Software (India) Private Limited, a company organized under the laws of India and a wholly owned subsidiary of FEI Asia (together with FEI and FEI Asia, “FEI”), the Registrant and EGsoft Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of the Registrant.

The consideration paid to the Registrant for the Business and the Assets by FEI was $6 million in cash (including portions held in escrow) plus the assumption of certain liabilities. The consideration was determined through arms-length negotiations between the Registrant and FEI, which negotiations took into account the Registrant’s business, the Business and FEI’s business, financial positions, operating histories, products, intellectual property and other factors relating to the Registrant’s businesses, the Business and FEI’s businesses.

The Assets sold by the Registrant include certain registered intellectual property rights, certain tangible personal property (including, tangible embodiments of transferred intellectual property, furniture, equipment, materials, supplies, computers, telephones, communication and networking equipment, and inventory), and certain intangible personal property relating to the Business. Also included in the Assets sold by the Registrant are the rights, benefits and interest of the Registrant under the contracts, agreements, commitments, understandings, purchase orders, sales orders, bills of sale, license agreements, maintenance and support contracts, customer contracts, contractor and consulting agreements, and development contracts relating to the Business. In addition, as part of the purchase, FEI will assume control of Electroglas’ DFM and Fab Solutions engineering operations in Mumbai, India.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTROGLAS, INC.

Date: July 29, 2003	By:	/s/ THOMAS E. BRUNTON

Thomas E. Brunton Chief Financial Officer